EXHIBIT 21.1

Name	Place of Incorporation

Tribeworks Development Corporation	California
TakeCareofIT Holdings Limited	Malta
TakeCareofIT Linited	Malta
TakeCareofIT (NZ) Limited	New Zealand
TakeCareofIT (US) Inc.	Washington